CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 19, 2010, relating to the consolidated financial statements and financial statement schedule of The Laclede Group, Inc., and the effectiveness of The Laclede Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Laclede Group, Inc. for the year ended September 30, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP
St. Louis, Missouri
July 29, 2011